UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PERNIX GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1520	36-4025775
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification Number)

151 E. 22nd Street Lombard, Illinois 60148 (630) 620-4787	Greg Grosvenor, CFO 151 E. 22nd Street Lombard, Illinois 60148 (630) 620-4787
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies of Communications to:

Jeff Mattson, Esq.

Freeborn & Peters LLP

311 South Wacker Drive

Suite 3000

Chicago, IL 60606

(312) 360-6000

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering-Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	195,614,000	$0.03	$5,868,420	$681.32

            (1)  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

            (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act, based on a per share average of the bid and actual price of the registrant’s common stock as reported on the Over-The-Counter Bulletin Board on May 4, 2010.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

(SUBJECT TO COMPLETION, Dated May 26, 2011)

195,614,000 Shares

PERNIX GROUP, INC.

Common Stock

This prospectus relates to a total of 195,614,000 shares of our common stock, of which 59,118,765 shares are being registered for sale by Pernix Group, Inc. and up to 136,495,235 shares are being registered for sale from time to time by the selling stockholders named in this prospectus.

The offering of our shares may be a “best efforts” offering, which means that we would use our best efforts to sell the common stock and there would be no commitment by any person to purchase any shares and the shares may not be sold or may be sold at some unknown future time. The shares to be offered for our account will be offered at the prevailing market price at the time of the sale or at a negotiated price in the event of a privately negotiated sale. There is no minimum number of shares required to be sold to close the offering. Any proceeds from the sale of the 59,118,765 shares will be used for general corporate purposes.  The shares may be sold to existing stockholders, new stockholders or be used for employee and director stock option plans that currently do not exist.

We are also registering 136,495,235 previously issued shares of our common stock, which may be resold from time to time by the selling stockholders or their permitted transferees, distributees, donees, pledges, assignees or other successors in interest. The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

There is not an underwriter engaged on this offering. More information about how the shares of common stock may be sold as set forth in the section entitled “Plan of Distribution” beginning on page 11 of this prospectus.

Our common stock is quoted on the Over the Counter Bulletin Board under the symbol “PRXG.” The last reported sale price of our common stock on the Over the Counter Bulletin Board was for $0.03 per share on May 4, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.  SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

The date of this Prospectus is May 26, 2011.

You should read this prospectus and any prospectus supplement carefully before you decide to invest.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement. We will not be required to pay any underwriters’ discounts or commissions relating to the securities covered by the registration statement as it has not engaged any underwriter in connection with this offering.

Unless otherwise specified, the information in this prospectus is set forth as of May 26, 2011, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained by reference to this Prospectus is correct as of any time after its date. The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of common stock. The rules of the Securities and Exchange Commission (“SEC”) may require us to update this Prospectus in the future.

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PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements that have been incorporated by reference along with other filings detailed below.  The terms “Pernix,” “Pernix Group,” “Company,”  “we,” “us” and “our” as used in this prospectus refer to Pernix Group, Inc. and its subsidiaries as a combined entity.

About Us

We were originally formed in 1995 as Telesource International Inc. Effective June 15, 2001, we were incorporated in the state of Delaware and in August 2001, we became an SEC registrant. We offer our services through three business segments: General Construction, Power Generation Services and RF Transmitter Design, Manufacture and Installation.  We provide our services in a broad range of end markets, including construction, construction management, energy, operations and maintenance services and broadcast and RF transmission markets.

We are a leading construction and power infrastructure company, offering diversified general contracting, design/build and construction management services to public and private agencies.  We have provided power and construction services since 1995 and have established a strong reputation within our markets by executing complex projects on time and within budget while adhering to strict quality control measures.  We have high performance internationally experienced management teams with a proven track record of successfully completing complex projects around the globe and in some of the most remote jurisdictions on the planet.  We have over fifteen years of experience providing all of our services in international territories.  Our commitment to safety, understanding and respecting local cultural diversity and sensitivity, while delivering projects on time and within budget, is an important balance that is a cornerstone to our success.

At the end of 2009, we added another business segment which is the design, manufacture, distribution and installation of RF transmitter systems and related services to customers worldwide.  The RF transmitter business has construction as well as international business services that will provide new channels for construction opportunities and further development of our network of worldwide service suppliers.

With our recent experiences with the U.S Department of State’s Bureau of Overseas Buildings Operations (“OBO”) we have strengthened our technical and management expertise and are able to provide our clients with a broad spectrum of services.

In May 2010, we formed a new joint venture with Ledcor Construction, Inc. and Serka Insaat ve Ticaret, A.S. called Pernix-Ledcor-Serka Joint Venture (PLS).  This partnership has an equity split of 52% Pernix Group, 24% Ledcor and 24% Serka.  The PLS joint venture was recently awarded a multi-billion dollar Indefinite Delivery Indefinite Quantity (IDIQ) contract with the U.S. Department of State.  This contract will provide the joint venture with the opportunity to bid on a significant number of task orders for Containerized Housing Units (CHU) to be built internationally.  The size of each task order is dependent upon the scope of work and there is no guarantee that the joint venture will win any particular task order, but the overall IDIQ is for five years and $12.0 billion. The amount of the awards to any one contractor cannot exceed $500 million in one year and over the life of the contract (one base year and four option years) cannot exceed $2.0 billion for one contractor.  The PLS joint venture is actively responding to several requests to bid under this IDIQ contract. On April 14, 2011, the PLS joint venture was awarded a $92.7 million project to be constructed in Baghdad, Iraq under the IDIQ contract.

With respect to the offering by the selling stockholders, we will not receive any proceeds from the sale of shares by the selling stockholders.  We will, however, receive proceeds from the previously unissued shares of our common stock that we may sell on the Over the Counter Bulletin Board in an amount equivalent to the offering price times the number of previously unissued securities that are sold on the Over the Counter Bulletin Board, less the expenses of the registration statement process. In addition, the Company may enter into privately negotiated agreements to sell shares at a negotiated price. The proceeds will be used for general business operations.

Company Information

Our principal executive offices are located at 151 E. 22nd Street, Lombard, Illinois 60148. Our telephone number is (630) 620-4787 and our website address is www.pernixgroup.com.  Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

THE OFFERING

Shares Issued and Outstanding	140,881,235

Securities Offered	Up to 195,614,000 of common shares representing 136,495,235 shares held by the selling stockholders and 59,118,765 authorized but not issued shares.

Offering Price	To be determined by the prevailing market price for the shares at the time of sale or at a negotiated price in the event of a privately negotiated sale.

Use of Proceeds

We will not receive any proceeds from the sale of the shares by the selling stockholders.  We will, however, receive proceeds from the shares of our common stock that we may sell, less the expenses of the offering that will be borne by us. See “Use of Proceeds” and “Other Expenses Of Issuance And Distribution” sections below.

Risk Factors

An investment in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 3 and the other information in this prospectus for a discussion of the factors you should consider before investing in the shares of common stock offered hereby.

Stock Symbol	PRXG

This prospectus relates to the sale of up to 195,614,000 shares of our common stock by us and some of our current stockholders as outlined above.

RISK FACTORS

An investment in our common stock involves a substantial degree of risk.  Before making an investment decision, you should give careful consideration to the risk factors described in this section in addition to the other information contained in this annual report.  The risk factors described herein, however, may not reflect all of the risks associated with our business or an investment in our common stock.  You should invest in us only if you can afford to lose your entire investment.

Risks Related to Our Common Stock

A small number of our stockholders own over 96% of the shares of our common stock and their interests may not be the same as minority stockholders who will have little or no influence over our activities.

Nine of our largest stockholders control over 96% of our stock and would be able to control the outcome of matters submitted for vote to the holders of our common stock.   Some of the items that may come up for vote include the election of directors, amendments to our certificate of incorporation and other significant corporate transactions.

We have issued non-voting preferred stock with dividends and liquidation rights that have priority over any potential common stock dividends and liquidation rights.  More preferred stock can be issued. If the preferred stock were to be converted, it could result in the dilution of common stock ownership.

Our Restated Certificate of Incorporation allows the board of directors to issue up to 50 million shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The preferred stock has not been registered. Ten million of these shares have been designated as Series A Cumulative Convertible Preferred Stock that accrue dividends at an annual rate of 6.5% per share.  No shares of Series A Cumulative Convertible Preferred Stock are outstanding. On August 2, 2010, our Board of Directors designated two million shares as Series B Cumulative Convertible Preferred Stock and 38 million shares remain undesignated. During the third quarter of 2010, we issued 389,250 shares of  Series B Cumulative Convertible Preferred Stock. The Series B Cumulative Convertible Preferred Stock accrues dividends at an annual rate of $0.325 per share.  As of March 31, 2011 and December 31, 2010, preferred share dividends of $69,514 and $38,324, respectively, were accrued.

Each share of Series B Cumulative Convertible Preferred Stock is convertible into common stock, upon 20 days written notice to us, using the conversion rate as defined in each Series B Cumulative Convertible Preferred Stock Purchase Agreement.  Using the most recent market price for the common shares, the Series B Cumulative Convertible Preferred Stock would convert into 33,522,583 common shares upon conversion; however, this number of common shares into which the Series B Cumulative Convertible Preferred Stock could convert is subject to change based on the prevailing market rate for the common shares on the date conversion notice is provided by the Series B Cumulative Convertible Preferred stockholders. The conversion rate for 189,250 Series B Cumulative Convertible Preferred Stock to common stock is 1:1 and the conversion rate for 200,000 Series B Cumulative Convertible Preferred Stock is based on the price paid for the Series B Cumulative Convertible Preferred Stock at issuance divided by the market price for the common stock at the time of notice of conversion is provided by the Series B Cumulative Convertible Preferred Stockholder ($.03 as of May 4, 2010, the last reported sale of our common stock) multiplied by the number of preferred shares being redeemed.

The liquidation preference will be equal to $1.00 per share of Series B Cumulative Convertible Preferred Stock, as adjusted by Section 4b of the Certificate of Designations of the Series B Cumulative Convertible Preferred Stock and will be adjusted proportionately in the event that shares of this stock are subdivided into a greater number or combined into a lesser number.

To the extent that outstanding preferred stock is issued in the future or existing or future shares of preferred stock are converted, these shares will represent a dilution to the existing stockholders.  The preferred stock could

hold dividend priority and a liquidation preference over shares of our common stock.    Thus, the rights of the holders of common stock are and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we have issued or may issue in the future, including an adverse impact on the ratio of fixed charges plus preferred dividends to earnings.

In the future, we expect to rely on capital contributions, potentially in the form of preferred shares sold to or borrowings from its primary shareholders, Ernil Continental, Halbarad Group, Ltd. and affiliates as well as bank financing to support its operations. As a smaller reporting company, we are exempt from disclosure of the ratio of earnings to fixed charges and as such have not provided the pro forma effect of any such preferred stock registration or issuance on the ratio. Any such issuance could be used to discourage an unsolicited acquisition proposal by a third party.

We have received stockholder approval for a reverse stock split, which will result in reducing the number of shares held by existing and potential new stockholders.

Our stockholders approved a reverse stock split at the June 3, 2010 stockholder meeting.  The proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us, except to the extent that the reverse stock split results in any stockholder owning a fractional share.  Another effect of the proposed reverse stock split will be to increase the number of authorized but unissued shares of our common stock because no proportional adjustment will be made to the total number of authorized shares.

We have experienced operating losses while we restructured the Company and increased our investment in developing  our businesses in the construction, energy and transmitter segments.

We have a retained deficit balance of $70.6 million as of March 31, 2011.  A significant amount of these losses were incurred prior to the appointment of the current CEO and CFO.  Current management has embarked upon a new strategy for growth and has invested significantly  in business  development and in  human resources by attracting highly qualified construction and power generation professionals.  We intend to continue to expend financial and management resources in our efforts to increase our revenue and profitability.  We cannot, however, predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow in the future.

Current management  has implemented new marketing and sales plans as well as improvements in our systems and controls. Management plans to improve profitability and cash flow by reducing costs and securing additional projects. Such increased revenues, however, may not be achieved.  Although these efforts do not necessarily mitigate the risk of future operating losses, the efforts have resulted in the recent award of a $92.7 million contract with U.S. Department of State.

We have sought and expect to continue to seek support from our principal stockholders, Ernil Continental, S.A., BVI., Halbarad Group, Ltd., and affiliates, for our operations, and for working capital needs and business expansion as may be required. Ernil Continental, S.A., BVI., Halbarad Group, Ltd., and affiliates have continued their support of us; however, there is no guarantee that they will continue to support us in the future.

Our Common Stock Price May Be Volatile.

The market price of our common stock could fluctuate significantly in response to quarterly operating results and other factors, many of which we have no control over and that may not be directly related to us. The stock market has from time to time experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. Fluctuations or decreases in the trading price of our common stock may adversely affect your ability to trade your shares. In addition, these fluctuations could adversely affect our ability to raise capital through future equity financings.

If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the price you paid for it.

Although our common stock currently trades on the Over-the-Counter Bulletin Board, an active and liquid trading market for our common stock has not yet and may not ever develop or be sustained.  You may not be able to sell your shares quickly or at or above the price you paid for our stock if trading in our stock is not active.

We do not expect to pay dividends on common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors.

Risks related to power generation activities

Our power-generating facilities could experience mechanical failures or reduced demand, making it difficult to sustain revenues and cash flow.

We operate several diesel fired power plants located in the country of Fiji, the Republic of Vanuatu and on the island of Tinian, in the Commonwealth of the Northern Mariana Islands, a U.S. territory. The diesel engines in these facilities may experience both scheduled and unscheduled operating interruptions. All of the diesel engines require scheduled maintenance which requires that the engines are temporarily turned off in order for our personnel to safely perform the appropriate maintenance procedures. The facility may also incur unscheduled maintenance requirements or may be required to operate at reduced capacity levels following the detection of equipment malfunctions, or reduced demand as directed by the applicable energy oversight authority. It is not possible for us to predict the frequency of future unscheduled maintenance. During periods when the facility is not operating or is operating at reduced capacity levels, we may incur reduced profitability or losses due to the reduction in our operating revenues and/or due to additional costs which may be required to complete any maintenance procedures.

We depend upon three customers for power-generation revenues. The loss of any of these customers could cause our revenues to significantly decline.

We operate power plants in the country of Fiji, on the island of Tinian, in the Commonwealth of the Northern Mariana Islands, a U.S. territory and in the Republic of Vanuatu .  We have entered into long term agreements with the two former relevant governmental agencies in these jurisdictions.  From the beginning of 2011 through August 31, 2011, the Company is performing an assessment of the Vanuatu diesel plant operations to determine the financial and operational metrics which will be the basis for negotiating a longer term 20 year concession and contract with the government of Vanuatu, but in the meantime we are providing full turn-key utility service, including power generation, transmission and distribution, billings and collections, on the Island of Espirito Santo in Vanuatu.  The electrical power generated at our power plants is owned by the applicable governmental agency.  We are paid a fixed as well as a variable fee based upon the amount of electric power produced.  In turn, the relevant governmental agency sells the electric power to the various end users on the island of Tinian, in the country of Fiji and in Vanuatu.   In Fiji and Vanuatu, the customer also produces energy via hydro power which can vary depending upon the amount of rainfall and the level of water at the dams.  Our customers also generate energy from renewable and alternative sources, such as hydro and wind. Demand for energy we produce can vary depending upon the availability and efficiency of these renewable energy sources, and not only on the level of water at the dams, but also customer demand including general economic growth or retraction.  Therefore, our revenue may increase or decrease depending upon the amount of diesel generated power that each government agency may require. In turn, this may reduce profitability or result in losses in any given period. In Vanuatu we operate and maintain a small hydro plant.

Risks related to construction & radio transmitter activities

We will likely experience significant fluctuation in quarterly results, which makes it difficult for investors to make reliable period-to-period comparisons of our business.

Our quarterly operating results will vary depending upon revenues from construction and transmitter contracts for major projects. We can only undertake a specific number of projects at any one time. Therefore, it is possible that we may have only one large project during a period and that project could be finished before we have entered into a contract for another large project.  This may result in lower revenues and results of operations from one quarter to another as well as future periods. Customers may also cancel or defer existing contracts resulting in reduced revenues for the quarter.  Management will implement initiatives to reduce spending during the periods between projects in a timely manner, but due to external factors such as government laws and regulations, we may not be able to respond effectively.  This may result in reducing profits or incurring losses until management’s initiatives are fully implemented.

Our construction contracts are primarily design/build with contractually firm prices that may result in fluctuations of profits due to unexpected changes in costs.

We primarily bid for government construction projects on a firm, fixed basis.  Therefore, most of our construction revenues are derived from fixed-price contracts. We assume the risk of performing such contracts at the fixed price, any change in the estimate of ultimate costs to be incurred under the contract or to increases in costs due to inflationary or other external forces during contract performance.  This may result in reduced profits or losses for particular contracts and negatively affect operating results during certain reporting periods.

Our construction business heavily relies upon one customer, the U.S. Department of State- Overseas Buildings Operations.

Currently, our focus is to expand our construction business by winning additional OBO construction contracts.  In order to bid on these contracts, a company must comply with the various federal government contracting requirements (e.g. contract size experience, security level, etc.) and be pre-approved to submit a bid.  Bids are submitted to the OBO by companies who have been preapproved and contracts are awarded to the company who has complied with the bid requirements and submitted the lowest bid. Our reputation and performance history with OBO has been recognized and applauded by them, however we must continue to perform at these high levels. OBO award criteria is generally to the lowest technically acceptable bid, so our estimating capability is extremely important. If we estimate our costs or profit too high, we may lose a bid because we are not the lowest bid.  Alternatively, if we estimate our costs too low, we could win the bid but reduce our profit or potentially incur losses.

Current or future competitors may gain a technology advantage or develop an advantageous cost structure that we cannot match.

It may be possible for our current or future competitors to gain an advantage in product technology, manufacturing technology or process technology, which may allow our competitors to offer products or services that have a significant advantage over the products and services that we offer. Advantages could be in capacity, performance, reliability, serviceability, or other attributes. We may be at a competitive disadvantage to any companies that are able to gain these advantages.

Changes in product life cycles could adversely affect our financial results.

If a transmitter product life cycle lengthens, we may need to develop new technologies or programs to reduce our costs on any particular product to maintain competitive pricing for that product. If product life cycles shorten, it may result in an increase in our overall expenses and a decrease in our gross margins, both of which could adversely affect our operating results. In addition, shortening of product life cycles also makes it more difficult to recover the cost of product development before the product becomes obsolete. Our failure to recover the cost of product development in the future could adversely affect our operating results.

Current or future competitors may gain a technology advantage or develop an advantageous cost structure that we cannot match.

Similar to many industries, our current or future competitors in the transmitter business may gain an advantage in product technology or manufacturing technology, which may result in new product offerings or services that have a significant advantage over the products and services that we offer. Advantages could be in capacity, performance, reliability, serviceability or other attributes. Thus, we may be at a disadvantage which could have the impact of reducing revenues and reducing profitability or increasing losses.

The construction and transmitter markets are highly competitive, and if we are unable to compete successfully in these markets, we may be unable to grow our revenues and profits.

Many of the construction and transmitter markets in which we operate are related to government contracts which can be highly competitive and may change rapidly depending upon the location, funding availability and type of project.  We compete directly with other firms that focus on providing similar government and general construction services as well as services for more sophisticated structures, including construction of power plants and broadcasting facilities. Many of our competitors have well-established reputations in the markets in which we compete.  In addition, some of our competitors may have longer operating histories and significantly greater financial, technical, marketing, personnel and other resources than we have. If we do not successfully compete in our markets, our growth opportunities will be limited and may directly affect our revenues and profits.

We rely upon third parties for important raw materials and technical expertise. Our ability to enter into new engagements or to conduct the business in a profitable manner will be harmed if our access to these important resources is limited or becomes too costly.

We rely on third-party suppliers for raw materials like concrete, steel and wood.  In addition, we utilize third parties for the fabrication of technical equipment as well as subsystems related to the operation of diesel energy producing equipment, radio broadcast antennas, towers and transmitters.  Furthermore, we rely upon third parties to provide technical expertise in each of the markets we serve. Our ability to obtain cost-effective raw materials, fabrication services and technical assistance is subject to a number of external factors that are outside of our control, including:

•                  third parties may increase the price of the raw materials, fabrication services or technical assistance they provide to us;

•                  third-party raw material suppliers, fabricators or technical expertise providers may decide not to provide us with materials or services;

•                  We have not entered into any long-term contracts with third-party suppliers of raw materials, fabrication services or technical expertise providers; and

•                  our third-party contracts are usually short term in duration and are cancelable by either  party.

If we fail to obtain what we require from these providers, we may not be able to successfully compete for new business or to complete existing engagements profitably.

We may be subject to substantial claims for warranty coverage which, and if such claims arise, they could harm our financial condition.

We offer warranties on our construction services and power generating plants. We do not maintain any material warranty reserves because these warranties are usually backed by warranties from our vendors. If we are required to cover the cost of repairs not covered by the warranties of our vendors or should one of our major vendors be unable to cover future warranty claims, we could be required to outlay substantial funds, which could harm our financial condition.

Other Risks

We are subject to various government regulations and the cost of compliance as well as the penalties imposed for failure to comply may be substantial.

We are required to comply with various government regulations in order to bid and execute certain government contracts.  Government regulations can change, which could impact our ability to bid certain projects. If we are not compliant with all relevant regulations we may not be allowed to bid on or may be excluded from bidding on certain government construction contracts resulting in lower earnings or losses.

In addition, we are required to comply with certain other government regulations related to the operation of the energy plants.  Tighter regulations for the protection of the environment and other factors will make it increasingly difficult to obtain new permits and renewal of existing permits may be subject to more restrictive conditions than currently exist. Failure to comply with these laws and regulations could result in fines, additional licensing requirements or the revocation of our licenses in a particular jurisdiction. The costs of compliance could impact our earnings resulting in lower profits or losses.

Fluctuations in currency exchange rates may negatively affect our operating results due to our international operations.

Because we construct, manufacture and sell our products abroad, our revenue, margins, operating costs and cash flows may be impacted by fluctuations in foreign currency exchange rates. If the U.S. dollar exhibits sustained weakness against most foreign currencies, the U.S. dollar equivalents of unhedged construction and manufacturing costs could increase because a significant portion of our production costs are foreign-currency denominated. Conversely, as it relates to our construction revenue for U.S. government contracts, there would not be an offsetting impact to revenues since revenues are substantially U.S. dollar denominated. Additionally, we negotiate and procure some of our diesel power plant components and spare parts in Euros and construction material in various other currencies from non-U.S. based vendors. If the U.S. dollar continues to weaken against other foreign currencies, some of our component suppliers may increase the price they charge for their components in order to maintain an equivalent profit margin. If this occurs, it would have a negative impact on our operating results.

When we have had significant foreign exchange exposures, we have attempted to manage the impact of foreign currency exchange rate changes by, among other things, entering into short-term, foreign exchange contracts. Currently, we have no outstanding foreign currency exchange contracts.

Operating and continued expansion into international markets is important to our long-term success.  Operating in foreign countries has several challenges that, if not managed, could harm our growth.

We have subsidiaries in Fiji, Germany, U.S. Commonwealth of Mariana Islands and Vanuatu.  We also build embassies that are located in foreign countries and have entered into contracts with the U.S. Department of State for projects in Iraq.  There are several risks that we may encounter as we operate and develop business in foreign countries, including:

•                  legal and regulatory restrictions;

•                  economic slowdown in foreign countries where we currently operate or countries that are targeted markets for future growth;

•                  foreign exchange controls that may prevent us from repatriating cash earned in foreign countries;

•                  potentially adverse tax consequences;

•                  language, distance and cultural differences;

•                  currency exchange rate fluctuations;

•                  local political risk

•                  risk of war, civil strife, insurrection and other types of violence

•                  political and economic instability and export restrictions; and

•                  higher costs associated with operating business internationally.

These risks could affect our international expansion which could impact our ability to operate profitably and result in losses.

Risks Related to This Offering

We are registering 136,495,235 common shares held by the selling stockholders and 59,118,765 of authorized but unissued common shares, each of which could depress a market for our stock and dilute current holders.

The sale of 136,495,235 shares of common stock by the selling stockholders could depress the market price of our common stock and you may not be able to sell your investment for what you paid for it. Existing stockholders could experience substantial dilution upon the issuance of common stock.  This registration contemplates our issuance of up to 59,118,765 additional shares of our common stock. Consequently, the value of your investment may decrease.

USE OF PROCEEDS

We will not receive any proceeds from the sales of shares by the selling stockholders.  We will, however, receive proceeds from the previously unissued shares of our common stock that we may sell on the Over the Counter Bulletin Board in an amount equivalent to the offering price times the number of shares that are sold on the Over the Counter Bulletin Board, less the expenses of the registration statement process, which we will be bear, as outlined in “Other Expenses Of Issuance And Distribution” in Part II below. In addition, we may sell shares of our common stock in privately negotiated transactions at privately negotiated values. We have not entered into any such privately negotiated agreements at this time. The proceeds will be used for general business operations. At this time, no specific business acquisition opportunities have been identified.

The net proceeds to us from the sale of up to 59,118,765 shares we are offering to sell will vary depending upon the market price at which our shares are sold, number of shares sold and any costs associated with issuing those shares and with filing this registration statement. Since we are making this offering without any minimum requirement, there is no guarantee that we will be successful at selling any of the securities being offered in this prospectus. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ. We intend to use the proceeds from this offering for general corporate purposes. See “Other Expenses Of Issuance And Distribution” in Part II below for an estimate of expenses that we will incur in connection with this offering.

A maximum of 136,495,235 shares of common stock offered hereby by the selling stockholders are being registered for the account of the selling stockholder(s) identified in this prospectus. All net proceeds from the sale of this common stock will go to the respective selling stockholders who offer and sell their shares of common stock. We will not receive any part of the proceeds from such sales of common stock.

DETERMINATION OF THE OFFERING PRICE

Our common stock does not have a widely established public trading market. The determination of the offering price will be based on the recent trading prices on the Over the Counter Bulletin Board and that trading activity is primarily comprised of purchases of our common stock by our two majority stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have formed a joint venture with one of our stockholders, Sayed Hamid Behbehani & Sons, Co., WLL (“SHBC” or “our venture partner”), a civil, electrical and mechanical engineering firm and construction contractor with 1,750 employees and over 50 years of experience. This joint venture was awarded a contract to construct the new U.S. Embassy in Fiji. The joint venture limited partnership agreement requires a payment to our venture partner of 6.5% per annum on its unreturned capital from the joint venture. The Company accrued interest payable for unreturned capital of $19,302 and $18,877 during the three month periods ending March 31, 2011 and 2010, respectively.

During the quarters ended March 31, 2011 and 2010, we shared office space with a related company named Computhink, Inc., which is owned by a company related to our venture partner.  The Computhink charges include rent and utilities for office space we occupy, computer hardware and software services that Computhink provides to us and other outside services.  Computhink charged us $30,141 and $28,260 for the three months ended March 31, 2011 and March 31, 2010, respectively.

We also rent office space from Retsa Development, Inc. Retsa is an affiliated company of our venture partner.  We were invoiced $2,000 for the three months ended March 31, 2011 and $407 for the three months ended March 31, 2010.

Total related party accounts payable as of March 31, 2011 and December 31, 2010 to Computhink are $3,265 and $1,340, respectively.  Total related party accounts payable as of March 31, 2011 and December 31, 2010 to Retsa are $851 and $2,554, respectively.

SELLING STOCKHOLDERS

We are registering 136,495,235 shares of common stock in order to permit the selling stockholders to offer their shares for resale from time to time. The name of each stockholder who is offering for resale the shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each selling stockholder, the number of shares of common stock that may be sold from time to time in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered, is provided below.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders to be listed and any donees, pledgees, transferees, distributees, assignees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, distribution, or other related transfer. The number of shares in the column “Number of Shares to be Sold Under This Prospectus” will represent all of the shares of common stock that the selling stockholders may offer under this prospectus. The selling stockholders may sell some, all or none of its shares in this offering. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

We will not receive any proceeds from the resale of the common stock by the selling stockholders. Our selling stockholders did not purchase or obtain their shares of common stock under any agreement or arrangement that is related to this offering. There are no shares being offered for the “account” of any underwriter, broker, dealer, marketer or other party in connection with this offering.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholders have voting and investment power with respect to the shares, subject to community property laws where applicable.

Name of Selling Security Holder (1)	Ownership Before Offering	Percentage Before Offering (3)	Number of Shares to be Sold Under This Prospectus (2)(3)	Number of Shares Owned After Offering (3)	Percentage After Offering (4)
Ernil Continental Sa Bvi	59,559,673	42.28%	59,559,673	0	0.00%
Ernil Continental Sa	4,695,000	3.33%	4,695,000	0	0.00%
Ernil Continental Sa Bvi	1,100,000	0.78%	1,100,000	0	0.00%
Ernil Continental Sa Bvi	522,500	0.37%	522,500	0	0.00%
Halbarad Group Ltd Bvi	50,698,116	35.99%	50,698,116	0	0.00%
Halbarad Group Ltd Bvi	3,595,800	2.55%	3,595,800	0	0.00%
Halbarad Group Ltd Bvi	164,208	0.12%	164,208	0	0.00%
Sayed Hamid Behbehani & Sons Co	7,319,000	5.20%	7,319,000	0	0.00%
Al Amal Investment Co K S C C	5,240,938	3.72%	5,240,938	0	0.00%
Al-Amal Investment Co Kscc	3,000,000	2.13%	3,000,000	0	0.00%
Salman Fouad Behbehani	250,000	0.18%	250,000	0	0.00%
Amal N S H S A Behbehani	100,000	0.07%	100,000	0	0.00%
Anwar N S H S A Behbehani	100,000	0.07%	100,000	0	0.00%
Nasrallah Behbehani & Sons Co W L L	100,000	0.07%	100,000	0	0.00%
Najeeb S H S A Behbehani	50,000	0.04%	50,000	0	0.00%

Total Shares Registered with this filing	136,495,235	96.89%	136,495,235	0	0.00%

(1)          The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)          We do not know the intentions of the selling stockholders with respect to whether they will continue to hold their shares or will sell them in connection with this offering. However, for purposes of this table, we assume the selling stockholders sell their respective shares being offered pursuant to this prospectus.

(3)          Calculated on the basis of 140,881,235 shares of Common Stock outstanding as of May 26, 2011.

(4)          Calculated on the basis of 200,000,000 shares of common stock outstanding following only the sale of all newly registered common stock by the Company pursuant to this offering.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholders to offer and resell up to an aggregate of 136,495,235 shares of our common stock at such times and at such places as they choose and us to register 59,118,765 shares that will be sold on a best efforts basis.  In this section of the prospectus, the term “selling stockholder” includes the partners, pledgees, donees, transferees or other successors-in-interest of the selling stockholder, which may sell shares received after the date of this prospectus from the selling stockholder as a pledge, gift, partnership or similar distribution or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The decision to sell any shares offered by a stockholder pursuant to this prospectus is within the sole discretion of the selling stockholder and the decision to sell any shares offered by us pursuant to this prospectus is within our sole discretion.

The distribution of the common stock by the selling stockholders or us may be effected from time to time in one or more transactions.  Any common stock may be offered for sale, from time to time, by the selling stockholders or us at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, at negotiated prices in privately negotiated transactions or otherwise. The common stock may be sold by one or more of the following methods:

•             on the Over the Counter Bulletin Board or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers that are not traded across an open market and block trades;

•             through one or more market makers, dealers or agents (which may include one or more underwriters), including,

•             block trades by a market maker, broker or dealer as principal and resale by such market maker, broker or dealer for its account pursuant to this prospectus,

•             purchases by a market maker, broker or dealer as principal and resale by such market maker, broker or dealer for its account pursuant to this prospectus,

•             ordinary brokerage transactions, and

•             transactions in which the market maker or broker solicits purchasers;

•             directly to one or more purchasers in the form of a privately negotiated transaction at privately negotiated prices; and

•             any combination of these methods.

No underwriter, broker or dealer as defined within the meaning of the Securities Act or market maker is currently engaged to sell or market the stock. Because the selling stockholders are not “underwriters” within the meaning of the Securities Act, they will not be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

Although no agreements or arrangements currently exist, the selling stockholders or we may at some point enter into such agreements or arrangements to sell the common stock to or through underwriters, market makers, dealers or agents, and such underwriters, market makers or agents may receive compensation in the form of discounts or concessions allowed or re-allowed.  Underwriters, market makers, dealers, brokers or other agents that may at some point be engaged by the selling stockholder or we may arrange for other such persons to participate.  If so, any fixed public offering price and any discounts and concessions may be changed from time to time.  Underwriters, market makers, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder.  The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, market makers, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling stockholders and we will not engage in any stabilization activity in connection with our common stock, and to the extent they might be engaged, will furnish each market maker, broker or dealer engaged by the selling stockholders or us, and each other participating market maker, broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of common stock offered by the selling stockholders. We shall use our reasonable efforts to prepare and file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $52,000.  If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.

As noted in “Risk Factors” beginning on page 3 and in our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 20, 2010, our stockholders have approved a reverse stock split at our June 3, 2010 stockholder meeting.  The effect of the reverse stock split would be a reduction of shares held by individual stockholders and an increase in the number of authorized but unissued shares of our common stock.

From an accounting perspective, if the reverse stock split were to be implemented, the par value per share of our common stock will remain unchanged at $0.01 per share after the reverse stock split.  As a result, on the effective date of the reverse stock split, the stated capital on our consolidated balance sheet attributable to common stock will be reduced and the additional paid-in capital account will be increased by the amount by which the stated capital is reduced.  Per share net income or loss will be increased because there will be fewer shares of our common stock outstanding.  The impact of the reverse stock split will be applied to our financial statements retrospectively.  We do not anticipate that any other material accounting consequences, including changes to the amount of stock—based compensation expense to be recognized in any period, will arise as a result of the reverse stock split.

The proposed reverse stock split would become effective at the close of business (i.e., 5:00 p.m. local time) on the date of filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the office of the Secretary of State for the State of Delaware.  On the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse stock split ratio determined and approved by our Board within the limits set forth in this proposal.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock and provisions of our Restated Certificate of Incorporation and Bylaws is only a summary. You should also refer to our Restated Certificate of Incorporation, which is attached as an exhibit to the registration statement of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

We are authorized to issue up to 200,000,000 shares of our common stock, par value $.01 per share. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Restated Certificate of Incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine and declare from time to time.

Holders of common stock have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when they are paid for will be, fully paid and non-assessable.

As of May 26, 2011, we had approximately187 holders of record of our common stock. The quoted market price as of May 4, 2010, the date the stock was last traded, was $0.03 per share.

See “Risk Factors” (“Risks Related to Our Common Stock”) on page 3 above for a description of the outstanding and authorized but unissued preferred stock and its potentially adverse impact on our common stock.

Dividends

We have not paid any cash dividends on our common stock in 2011, 2010, 2009 or 2008 and do not anticipate or contemplate paying dividends on the common stock in the foreseeable future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Limited.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are “forward-looking statements” and we intend that such forward-looking statements be subject to the safe harbors thereby.  These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Forward-looking statements are sometimes identified by language such as “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include those noted under the caption “Risk Factors” beginning on page 3 of this prospectus. Readers should carefully review this information as well as the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements.  They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

MATERIAL CHANGES

There are no material changes in our affairs that have occurred since December 31, 2010 that have not been included in the Form 10-K for the fiscal year ended December 31, 2010 or in Form 10-Q for the quarter ended March 31, 2011 as filed with the SEC and incorporated by reference herein.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. The following documents, which are on file with the SEC, are incorporated into this prospectus by reference:

•                  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed on May 16, 2011; and

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on April 13, 2011.

These documents incorporated by reference provide the information of certain requirements in Regulation 229, Items 503 through 511 of Regulation S-K (Form S-1).

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

We have filed a registration statement on Form S-1, of which this prospectus is a part, with the U.S. Securities and Exchange Commission. We are subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports such as Forms 10-K, 10-Q and 8-K, proxy statements, under Section 14 of the Exchange Act, and other information with the Commission. Such reports, proxy statements, this registration statement and other information, including those documents incorporated herein by reference, may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of all materials may be obtained from the Public Reference Section of the SEC’s Washington, D.C. office at prescribed rates.  You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. In addition, you may request a copy of our public filings, at no cost, by writing or telephoning us at the following address: Pernix Group, Inc., c/o Greg Grosvenor, 151 E. 22nd Street, Lombard, Illinois 60148. Our phone number is (630) 620-4787. These public filings are posted on our web site at www.pernixgroup.com. Any other information contained on, or accessible through our website does not constitute a part of this prospectus.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Freeborn & Peters LLP located at 311 South Wacker Drive, Suite 3000 Chicago, IL. 60606. Freeborn & Peters will not receive a direct or indirect interest in us and has never been a promoter, underwriter, voting trustee, director, officer or employee of us.  Nor does Freeborn & Peters have any contingent based agreement with us or any other interest in or connection to us.

EXPERTS

Independent Public Accountants

The consolidated balance sheets as of December 31, 2010 and 2009, and the consolidated statements of operations, changes in Stockholders’ Equity and Comprehensive Income (Loss), and cash flows for each of the years in the two-year period ended December 31, 2010, incorporated by reference in this prospectus, have been included herein in reliance on the report of Reznick Group, P.C., independent public accountants, given on the authority of that firm as experts in auditing and accounting.

Reznick Group, P.C. has no direct or indirect interest in us, nor were they a promoter or underwriter.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Until                     , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver prospectus.  This is in addition to the dealers’ obligation to deliver prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the common stock being registered.  All amounts will be borne by us and amounts shown are estimates.

Amount to be paid
SEC Registration Fee	$682
Printing and Edgarizing expenses	$600
Legal fees and expenses	$20,000
Accounting fees and expenses	$30,000
Transfer agent	$100
Stock certificates	$100
Miscellaneous	$100

Total	$51,582

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Our Directors and Officers

Indemnification under the Delaware General Corporation Law

Subsection (a) of Section 145 of the Delaware General Corporate Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the Delaware General Corporate Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the Delaware General Corporate Law further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 of the Delaware General Corporate Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the Delaware General Corporate Law.

Section 102(b)(7) of the Delaware General Corporate Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporate Law or (4) for any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation contains such a provision.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under the Restated Certificate of Incorporation of the Issuer

Article nine of our Restated Certificate of Incorporation provides that the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of sub-section (b)  of Section 102 of the Delaware General Corporate Law, as the same may be amended and supplemented.

Article ten of our Restated Certificate of Incorporation provides that the corporation shall,  to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporate Law, as the same may be amended and supplemented,  indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses,  liabilities or other matters referred to in or covered by said section,  and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw,  agreement,  vote of stockholders or disinterested Directors or otherwise,  both as to action in his official capacity and as to action in another capacity while holding such office,  and shall continue as to a person who has ceased to be a Director,  officer,  employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Article eleven of our Restated Certificate of Incorporation provides that from time to time any of the provisions of this certificate of incorporation may be amended,  altered or repealed,  and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inscribed in the manner and at the time prescribed by said laws,  and all rights at any time conferred upon the stockholders of the corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article eleven.

Indemnification under the Amended and Restated Bylaws of the Issuer

Our amended and restated bylaws do not contain any provisions with respect to indemnification.

Indemnification under Indemnification Agreements with Directors and Officers

We have not entered into indemnification agreements with our officers and directors. We have obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.

RECENT SALES OF UNREGISTERED SECURITIES

We issued unregistered securities to Sayed Hamid Behbehani & Sons Co., W.L.L. and several of its affiliates in the following transactions from May 26, 2008 through May 26, 2011:

On October 4, 2010, the Company issued 189,250 shares of Series B Cumulative Convertible Preferred Stock pursuant to an exemption under regulation S of the Securities Act for $946,250.  The capital raised from this transaction is being used to fund operational and construction related development costs.

On September 15, 2010, the Company issued 100,000 shares of Series B Cumulative Convertible Preferred Stock pursuant to an exemption under regulation S of the Securities Act for $500,000.  The capital raised from this transaction is being used to fund operational and construction related development costs.

On August 2, 2010, the Company issued 100,000 shares of Series B Cumulative Convertible Preferred Stock pursuant to an exemption under regulation S of the Securities Act for $500,000.  The capital raised from this transaction is being used to fund operational and construction related development costs.

On March 23, 2010 we issued 1,306,668 shares of common stock pursuant to an exemption under regulation S of the Securities Act for $980,001.  The capital raised from this transaction was used to purchase an additional 23.6% of the common voting shares of TransRadio on March 25, 2010.

On December 22, 2009 we issued 2,934,000 shares of common stock pursuant to an exemption under Regulation S of the Securities Act for $2,200,500.

On December 22, 2008 we issued 364,906 shares of common stock pursuant to an exemption under Regulation S of the Securities Act for $182,453.

On October 24, 2008 we issued 4,440,000 shares of common stock pursuant to an exemption under Regulation S of the Securities Act for $2,220,000.

On July 7, 2008 we issued 950,000 shares of common stock pursuant to an exemption under Regulation S of the Securities Act for $475,000.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The audited financial statements for the years ended December 31, 2010 and 2009 and the unaudited financial statements for the three months ended March 31, 2011 and 2010 are incorporated by reference along with any reports filed on Form 8-K during 2011, 2010 and 2009.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

2.01

Amended and Restated Agreement and Plan of Merger and Plan of Reorganization among Sixth Business Service Group and Pernix Group, Inc. Appendix A (Incorporated by reference from Exhibit 2.01 to the Form S-4 filed on 12/9/1999)

3.01	Restated Certificate of Incorporation of Pernix Group, Inc., Dated December 10, 2009 (Incorporated by reference from Exhibit 3.1 to the Form 10-Q filed on 5/17/10)

3.02	By-laws of Pernix Group, Inc. (Incorporated by reference from Exhibit 3.02 to the Form S-4 filed on 7/2/2001)

3.03	Certificate of Designations of the Series A Convertible Preferred (included as an exhibit to our Form-Q filed on November 15, 2010)

3.04	Certificate of Designations of the Series B Convertible Preferred Stock (included as an exhibit to our Form-Q filed on November 15, 2010)

5.01	Opinion of Freeborn & Peters LLP * *

10.01

Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and Operation, and Transfer of Ownership dated June 10, 1997 (Incorporated by reference from Exhibit 10.01 to the Form S-4 filed on 12/9/1999)

10.02

Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and Operation, and Transfer of Ownership, Change Order Number 1, dated November 30, 1998 (Incorporated by reference from Exhibit 10.02 to the Form S-4 filed on 12/9/1999)

10.03

Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and Operation, and Transfer of Ownership, Change Order Number 2, dated November 30, 1998 (Incorporated by reference from Exhibit 10.03 to the Form S-4 filed on 12/9/1999)

10.04

Agreement and Contract for Construction of Koblerville Expansion Project between the Northern Mariana Islands and Pernix Group dated July 28, 1998 (Incorporated by reference from Exhibit 10.04 to the Form S-4 filed on 12/9/1999)

10.05

Memorandum of Understanding between Sayed Hamid Behbehani & Sons, Co. W.L.L. and Pernix Group, Inc. regarding right of first refusal for certain areas (Incorporated by reference from Exhibit 10.08 to the Form S-4 filed on 12/9/1999)

10.06	Lease of Tinian Land between the Commonwealth Utilities Corporation and Telesource International CNMI, Inc. (Incorporated by reference from Exhibit 10.15 to the Form S-4 filed on 12/9/1999)

10.07	Pernix Group, Inc. Sayed Hamid Behbehani & Sons Co., Joint Venture, L.P. Agreement (Incorporated by reference from Exhibit 10.17 to the Form 10KSB filed on 4/2/2007)

21.0	List of Subsidiaries and their jurisdictions (incorporated by reference to Exhibit 21.1 to Form 10-K for the year ended December 31, 2010, filed on April 13, 2011 File No. 333-92445).

23.01	Consent of Independent Registered Public Accounting Firm *

23.02	Consent of Freeborn & Peters LLP as legal counsel (incorporated by reference in Exhibit 5.1)

*                           Filed herewith. Those items listed above but not filed herewith are incorporated by reference.

**                    To be filed by amendment.

UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of this registration as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended,, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lombard,  State of Illinois, on the 26th day of May, 2011.

PERNIX GROUP, INC.

By:	/s/ Nidal Z. Zayed
Nidal Z. Zayed, President and Chief Executive Officer

By:	/s/ Greg Grosvenor
Greg Grosvenor, Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated

/s/ Ralph Beck	Chairman of the Board of Directors	May 26, 2011

/s/ Nidal Z. Zayed	Director and Chief Executive Officer	May 26, 2011
Nidal Z. Zayed

/s/ Max Engler	Director	May 26, 2011
Max Engler

/s/ Jeffery Adams	Director	May 26, 2011
Jeffery Adams

/s/ Trudy Clark	Director	May 26, 2011
Trudy Clark

/s/ Carl Smith	Director	May 26, 2011
Carl Smith

/s/ Ibrahim Ibrahim	Director	May 26, 2011
Ibrahim Ibrahim

/s/ Greg Grosvenor	Chief Financial Officer	May 26, 2011
Greg Grosvenor